                                                                     EXHIBIT 5.1




                                          August 13, 2004


Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020

Ladies and Gentlemen:

         We have acted as counsel to Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration by the Company of $300,000,000 aggregate principal amount of 2 1/2% Convertible Notes due 2009 (the "Notes") and the shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") into which the Notes may be converted (the "Conversion Shares") in connection with the resale by certain selling security holders of the Notes and the Conversion Shares. The Notes were issued under an indenture, dated as of May 23, 2003 (the "Base Indenture"), as supplemented by the Second Supplemental Indenture, dated as of February 20, 2004 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), relating to the Notes.

         We have examined the Registration Statement, a form of the certificate representing the shares of Common Stock, the Notes, the Base Indenture, which has been filed with the Commission as Exhibit 99.2 to the Company's Current Report on Form 8-K dated May 30, 2003, and the Supplemental Indenture, which has been filed with the Commission as
Exhibit 4.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that: (1) the Indenture is the valid and legally binding obligation of the Trustee and (2) the Notes have been duly authenticated by the Trustee.

         Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

         1. The Notes have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         2. The Conversion Shares into which the Notes are initially convertible have been duly authorized and, when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

         Our opinion set forth above in paragraph 1 is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                             Very truly yours,

                                             /s/ SIMPSON THACHER & BARTLETT LLP

                                             SIMPSON THACHER & BARTLETT LLP